Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
1501 4th Avenue Suite 2600 Seattle, WA 98101	SeaBright Insurance Holdings, Inc. Dean Rappleye 206-269-8504 investor@sbic.com
SeaBright’s Chief Financial Officer Resigns
Seattle, WA —June 30, 2009 — SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced that Robert P. Cuthbert has resigned as Senior Vice President, Chief Financial Officer and Assistant Secretary, effective immediately, to return to New York and pursue other business interests.
The Company also announced the appointment of Mr. Philip Romney, the Company’s Principal Accounting Officer, to serve as acting principal financial officer effective immediately until a replacement for Mr. Cuthbert can be found. The Company’s Board of Directors has initiated the search for a replacement Chief Financial Officer.
About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.